August 7, 2018

The Securities and Exchange Commission

Re: F-10 Registration Statement of Titan Medical Inc. (the “Corporation”)

Dear Sirs/Mesdames:

We hereby consent to references to our firm name under the headings “Enforceability of Civil Liabilities”, “Eligibility for Investment”, “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus of the Corporation that forms a part of this registration statement on Form F-10 filed by the Corporation under the Securities Act of 1933, as amended (the “Act”) and to the reference to our advice under the heading “Enforceability of Civil Liabilities” and to our opinions under the headings “Eligibility for Investment” and “Certain Canadian Federal Income Tax Considerations”. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

/s/ Borden Ladner Gervais LLP

Borden Ladner Gervais LLP